CHOU AMERICA MUTUAL FUNDS

CODE OF ETHICS

Statement of General Principles

Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act) requires, among other things, that registered investment companies adopt, implement, and enforce a written code of ethics. This Code of Ethics (this "Code") has been adopted by Chou America Mutual Funds (the "Trust") in accordance with the requirements of the 1940 Act. The terms and provisions of this Code apply to all "Access Persons" of the separate series of the Trust (each, a "Fund"), as defined below.

This Code reflects the principle that all Access Persons of the Funds owe an overarching fiduciary duty of care, loyalty, honesty and good faith to Fund shareholders. As part of this fiduciary duty, Access Persons must place the best interests of Fund shareholders first. In addition, all personal securities transactions of Access Persons must be conducted in accordance with the provisions of the Code and in such a manner as to avoid any conflict of interest with the Funds.

Access Persons must comply with all applicable federal securities laws. No Access Persons may engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any shareholder of the Funds.

Access Persons and Investment Personnel

An "Access Person" is:

1) any trustee, director or officer of the Trust or Chou America Management Inc. ("Adviser");

2) any trustee, director, officer or employee of the Trust or Adviser (or any person in a control relationship to a Fund or Adviser) who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to making any recommendations with respect to such purchases or sales, and

3) any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by such Fund.

"Investment Personnel" means:

1) any employee of the Trust or Adviser (or of any company in a control relationship

2) to a Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and

3) any natural person who controls a Fund or Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

Pre-Clearance of Personal Securities Transactions

Investment Personnel are required to obtain pre-clearance for all personal securities transactions involving initial public offerings or limited offerings. The Trust's Review Officer ("Review Officer"), as defined below, will review the transaction and determine whether to grant the Investment Personnel clearance for the proposed transaction unless they are required to report to the Adviser pursuant to a code of ethics adopted by the Adviser (the "Adviser's Code") that has been approved by the Board of Trustees of the Chou America Mutual Funds (the "Board"); provided, further, that such code of ethics is adopted, maintained and enforced pursuant to rules and regulations promulgated by the Securities and Exchange Commission (or any successor agency) under the Securities Exchange Act of 1934, the 1940 Act and the Investment Adviser's Act of 1940.

Reporting Requirements

All Access Persons are required to report their securities transactions and holdings to the Review Officer as described below unless they are required to report pursuant to the Adviser's Code. The Review Officer reports to the Trust's Treasurer. The Review Officer provides notification to Access Persons of their reporting obligations under the Code. An Access Person need not make a report under this section with respect to transactions effected for any account over which the person has no direct or indirect influence or control or with respect to transactions effected pursuant to an automatic investment plan.

A. New Access Persons

Within ten days of becoming an Access Person, such Access Person must submit a report of personal securities holdings to the Review Officer. An Access Person must disclose all accounts and securities in which the Access Person has a direct or indirect beneficial ownership interest as defined in Rule 17j-1(d)(5) of the 1940 Act. The information in the report must be current as of a date not more than 45 days prior to the date the individual became an Access Person and must include at least the following information:

1) the title, number of shares and principal amount of each security;

2) the name of any broker, dealer or bank with whom the Access Person maintained an account as of the date the person became an Access Person; and

3) the date the report is submitted by the Access Person.

Furthermore, new Access Persons must also certify to the Review Officer within ten days of becoming an Access Person agreement to abide by this Code of Ethics.

B. Annual Reporting Requirements

Within 30 days after the end of each calendar year, each Access Person must submit a report of personal securities holdings to the Review Officer. The information in this form must be current as of a date no more than 45 days before the form is submitted to the Review Officer.

In addition, each Access Person must complete and submit an annual certification to the Review Officer within 30 days after the end of each calendar year certifying that the Access Person has complied with the Code of Ethics during the previous calendar year.

C. Quarterly Reporting Requirements

Within 30 days after the end of each calendar quarter, each Access Person must report to the Review Officer information with respect to all brokerage accounts established during the quarter in which the Access Person has a direct or indirect beneficial ownership interest. The report must include at least the following information:

1) The name of the broker, dealer or bank with whom the Access Person established the account;

2) The date the account was established; and

3) The date that the report is submitted by the Access Person.

In addition, within 30 days after the end of each calendar quarter, each Access Person must provide a report to the Review Officer identifying all personal securities transactions executed by the Access Person during the previous calendar quarter. The report must include at least the following information:

1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3) The price of the security at which the transaction was effected;

4) The name of the broker, dealer or bank with or through which the transaction was effected; and

5) The date that the report is submitted by the Access Person.

Access Persons are not required to make the quarterly reports described above if such reports would duplicate information contained in trade confirmations or brokerage account statements sent to the Review Officer, provided such trade confirmations and/or brokerage account statements (1) are received by the Review Officer within 30 days after the end of the calendar quarter in which an account was established or a transaction was executed, and (2) include all of the information that would have been provided in the foregoing reports.

D. Fund Trustees

Notwithstanding the foregoing, trustees of the Trust who are not "interested persons" of the Funds under the 1940 Act are not required to submit the following reports solely by reason of being a Trustee of the Trust:

1) reports of personal securities holdings and accounts described in section A. New Access Persons

2) reports described in section B. Annual Reporting Requirements

3) reports described in section C. Quarterly Reporting Requirements unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as Trustee should have known, that during the 15-day period immediately before or after the Trustee's transaction in a security, a Fund purchased or sold the security, or a Fund considered purchasing or selling the security.

Exempted Security Holdings and Transactions

The following types of security holdings and transactions are specifically exempted from coverage by this Code:

1) transactions in securities issued by the U.S. government;

2) transactions in shares of U.S. open-ended investment companies (other than the Funds and any other U.S. registered investment company for which the Adviser serves as investment adviser or sub-adviser);

3) transactions involving bank certificates of deposit;

4) transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or trust managed by a third party); and

5) transactions which are part of an automatic investment plan, including dividend reinvestment programs.

Violations

Access Persons, unless they are required to report pursuant to the Adviser's Code, must promptly report any actual or suspected violations of this Code of Ethics to the Review Officer and the Trust's Chief Compliance Officer. The Adviser must promptly report to the Review Officer and the Trust's Chief Compliance Officer any actual or suspected violations of the Adviser's Code to the extent it impacts Access Persons of the Funds. The Review Officer and the Trust's Chief Compliance Officer will report any material violations of this Code of Ethics or the Adviser's Code to the Board for its consideration of such sanctions or remedial action, if any, as it deems necessary or appropriate. These sanctions may include, among other things, a letter of censure, fine, suspension, termination of employment or removal of office from the Fund.

Amendments

From time to time, this Code of Ethics may be amended or otherwise revised. In such event, the Review Officer will distribute the amended or revised Code (or relevant portions thereof) to all Access Persons unless they are required to report pursuant to the Adviser's Code. All such individuals will be required to complete and submit an Acknowledgement to the Review Officer certifying his or her agreement to abide by such amended or revised Code.

Administration

A Review Officer for the Trust shall be appointed by the Trust's Principal Executive Officer. The Review Officer or her/his designee will periodically review reports submitted by Access Persons pursuant to the Code of Ethics, brokerage account statements, transaction confirmations, and other relevant documentation to monitor compliance by Access Persons with the Code and maintain or cause to be maintained the records required by Rule 17j(1)(f) of the 1940 Act.

Board Review and Approval

The Board, including a majority of the Trustees who are not "interested persons" of the Funds under the 1940 Act shall:

1) Approve the code of ethics of the Trust and the Adviser's Code initially and any material changes to these codes within six months of such change;

2) Base its approval of a code of ethics, and any material changes to a code of ethics, on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in prohibited conduct;

3) Receive, prior to approving a code or any amendment to a code a certification from the Review Officer or Adviser that the Trust or Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code; and

4) Receive and consider, no less frequently than annually

a) A written report from the Review Officer and Adviser describing issues, material violations or sanctions arising under the codes; and

b) A written certification from the Review Officer and Adviser that procedures reasonably necessary to prevent Access Persons from violating its code were adopted by the Trust or Adviser, as applicable.

Adopted: September 6, 2012

Revised: September 12, 2013 and September 4, 2014